Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
New River Pharmaceuticals Inc.:
          We consent to the incorporation by reference in Registration Statement No. 333-121102 on Form S-8 of New River Pharmaceuticals Inc. and Subsidiary of our reports dated March 10, 2006, with respect to the consolidated balance sheets of New River Pharmaceuticals Inc. and Subsidiary as of January 1, 2006 and January 2, 2005, and the related consolidated statements of operations, shareholders’ equity (deficit), and cash flows for each of the fiscal years ended January 1, 2006, January 2, 2005 and December 28, 2003, management’s assessment of the effectiveness of internal control over financial reporting as of January 1, 2006 and the effectiveness of internal control over financial reporting as of January 1, 2006, which reports are included in the January 1, 2006 Annual Report on Form 10-K of New River Pharmaceuticals Inc. and Subsidiary.

/s/ KPMG LLP
Roanoke, Virginia
March 10, 2006